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PRICING SUPPLEMENT NO. 68                                    Rule 424(b)(3)
DATED: June 3, 1997                                      File No. 333-17985
(To Prospectus dated January 22, 1997
and Prospectus Supplement dated January 22, 1997)


                               $5,434,620,162
                      THE BEAR STEARNS COMPANIES INC.
                        MEDIUM-TERM NOTES, SERIES B
          WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE

 Principal Amount:            Floating Rate Notes  Book Entry Notes
 $150,000,000                 [x]                  [x]

 Original Issue Date: 6/6/97  Fixed Rate Notes     Certificated Notes
                              [_]                  [_]

 Maturity Date: 6/8/98

 Option to Extend Maturity:   No  [x]

                              Yes [_]   Final Maturity Date:

                                      Optional           Optional
                    Redemption        Repayment          Repayment
 Redeemable On      Price(s)          Date(s)            Price(s)
 -------------      --------          -------            --------

 N/A                N/A               N/A                N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Applicable Only to Floating Rate Notes:
--------------------------------------

 Interest Rate Basis:                  Maximum Interest Rate: N/A

 [_]  Commercial Paper Rate            Minimum Interest Rate: N/A

 [*]  Federal Funds Rate               Interest Reset Date(s): **

 [_]  Treasury Rate                    Interest Reset Period: Daily

 [_]  LIBOR Reuters                    Interest Payment Date(s): ***

 [_]  LIBOR Telerate

 [_]  Prime Rate

 [_]  CMT Rate

 Initial Interest Rate: ****           Interest Payment Period: Quarterly

 Index Maturity:  N/A

 Spread (plus or minus): +.16%


-------------------------

* For the purpose of this Note, "Federal Funds Rate" means, with respect to any Interest Determination Date, the Federal Funds Open Rate which appears on Telerate Page 5 (or such other page as may replace such Telerate Page 5 for the purpose of displaying the Federal Funds Open
     Rate) or, if no such rate is available on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15(519) under the heading "Federal Funds (Effective)." If neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest

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     Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transactions in the City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

**   Daily on each Business Day.

***  9/8/97, 12/8/97, 3/9/98 and 6/8/98.

**** The Federal Funds Rate as of June 5, 1997 plus 16 basis points.

The Interest Determination Date with respect to this Note shall be the same day as each Interest Reset Date.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.



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